UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 13, 2013

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard

South San Francisco, CA 94080

(Address of Principal Executive Offices)

94080

(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Election of Director; Compensatory Arrangements of Certain Officers.

On February 13, 2013, the board of directors (the “Board”) of Solazyme, Inc. (the “Company”) appointed Peter Kovacs as a director of the Company.

Mr. Kovacs has been a consultant, providing business consulting services, to a variety of companies since 1997. He has been a consultant to the Company since 2007. From 1994 until his retirement in 1997, Mr. Kovacs served as President and CEO of the NutraSweet Kelco Company, a nutritional and specialty chemicals company. From 1993 to 1994 he was President and CEO of the Kelco Company, a specialty chemicals company. Mr. Kovacs was employed by Kelco in various capacities from 1967, through his appointment as President and CEO in 1993, until Kelco’s acquisition by Monsanto in 1994. Mr. Kovacs obtained a B.S. in chemistry from San Diego State University.

Since January 1, 2012, Mr. Kovacs has received $230,000 in cash compensation from the Company, as well as an option grant to purchase 25,000 shares of Company common stock, pursuant to consulting arrangements entered into by and between the Company and Mr. Kovacs, which consulting arrangements are no longer in effect. The consulting arrangements did not provide for Mr. Kovacs to be appointed as a director and the Board does not expect to name Mr. Kovacs to any current standing committee of the Board. Mr. Kovacs will receive director compensation consistent with the Company’s current compensation arrangement for non-employee members of the Board and has entered into the Company’s standard form of indemnity agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOLAZYME, INC.
(Registrant)

Date: February 14, 2013	By:	/s/ PAUL T. QUINLAN
Paul T. Quinlan
General Counsel